EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Robert P. Borchert
VP, Investor Relations
678.248.8194
rborchert@medassets.com

MedAssets to Acquire Accuro Healthcare Solutions

Acquisition Expands MedAssets’ Leadership Position in
Revenue Cycle Management for Hospitals and Health Systems

MedAssets Expects First Quarter 2008 Financial Results to Exceed Consensus Estimates

ATLANTA (April 29, 2008) – MedAssets, Inc. (NASDAQ: MDAS) today announced that it has entered into a definitive agreement to acquire Accuro Healthcare Solutions, Inc., a leading provider of revenue cycle management (RCM) solutions focused on delivering tangible financial improvement to hospitals and other healthcare providers. MedAssets believes this acquisition will expand its leadership position in hospital-based revenue cycle management by creating a broader and more comprehensive suite of RCM ASP-based software and service solutions.

The combination of MedAssets and Accuro creates a leading healthcare ASP-based technology and services provider with 2007 pro forma net revenue of approximately $278 million and pro forma adjusted EBITDA of approximately $87 million (a reconciliation of pro forma adjusted EBITDA to the nearest GAAP measure is provided below). The combined companies’ customer footprint is expected to total more than 3,300 U.S. hospitals, including more than 2,000 RCM hospital facility customers.

“Accuro is an outstanding strategic and complementary fit for MedAssets. We are confident about the numerous benefits as well as opportunities for synergy that this combination will offer to our customers and stakeholders,” said John A. Bardis, chairman, president and chief executive officer of MedAssets, Inc. “This combination also accelerates our objective of becoming the clear ASP-based technology leader in the healthcare revenue cycle industry.

“The primary reason for this transaction is to increase the value we can collectively deliver to hospitals and health systems. We are broadening MedAssets’ revenue cycle management solution suite with the addition of Accuro’s best-of-breed, ASP-based products. These comprehensive RCM capabilities are all focused on helping healthcare providers achieve significant and sustainable financial improvement as well as optimize revenue integrity in their RCM process,” Bardis added. “In addition to being an outstanding strategic fit, the simplicity of Accuro’s subscription fee-based revenue provides a predictable financial model.”

The combination of MedAssets and Accuro is highly complementary from a product offering perspective and will present significant, strategic benefits for MedAssets’ customers and shareholders given the following:

• • • •	A comprehensive, best-of-breed suite of RCM solutions from a single strategic provider with great depth of knowledge to solve
meaningful revenue cycle and spend management issues;
A superior, quantifiable value proposition with products and services that deliver near-term financial ROI with minimal or no capital expenditure to the customer;
An expanded customer footprint that achieves critical mass and offers additional opportunity to grow market share by leveraging MedAssets’
national sales organization and leadership position; and
A commitment to invest in the development, integration and introduction of innovative solutions that deliver increasing value to help improve the financial success of healthcare providers.

“In evaluating the options to significantly enhance Accuro’s customer value, we are confident this transaction will deliver significant near and long-term benefits,” said John K. Carlyle, chairman and chief executive officer of Accuro Healthcare Solutions. “The combination of these two companies will offer expanded RCM capabilities, and should further enhance the financial improvement opportunities for our healthcare provider customers.”

Transaction Details
Under the terms of the agreement, MedAssets will pay approximately $207 million in cash and 8.85 million shares of MedAssets common stock, plus a deferred payment of $20 million due 12 months after closing. The total transaction value is approximately $350 million, inclusive of Accuro’s $100 million debt outstanding.

MedAssets will fund the cash portion of the transaction with cash on hand and additional bank debt. Bank of America has provided a financing commitment for the funding, though the financing will be largely completed within the Company’s existing revolving credit facility and Term Loan B structure.

Welsh, Carson, Anderson & Stowe, a leading private equity investment firm that owns approximately 80% of Accuro, will own approximately 12.8% of MedAssets common stock upon completion of the transaction and will be represented on the Company’s board of directors by D. Scott Mackesy, a Welsh Carson general partner. “We believe this transaction brings together two very strong enterprises and sets the stage for market share growth for years to come. We look forward to a solid, long-term partnership with MedAssets going forward,” Mackesy commented.

“The acquisition of Accuro creates critical mass in a highly fragmented industry and firmly establishes MedAssets as a leader in revenue cycle management,” stated L. Neil Hunn, MedAssets’ chief financial officer. “Accuro will accelerate our attainment of a strategic goal to provide a comprehensive suite of RCM solutions to customers, which will help position us to benefit from an emerging trend of hospitals searching for a single strategic partner to help manage their revenue cycle.

“This transaction will also create EBITDA margin improvement sooner through the coordination of certain product development resources, the segmentation of certain overlapping products, and an elimination of duplicative corporate overhead expenses. Further, we expect this transaction will drive additional customer and shareholder value by leveraging our combined sales force to win new business and cross-sell our broad and comprehensive capabilities to existing customers.

“Importantly, more than 90% of Accuro’s revenue is recurring in nature due to its ASP-related subscription fees, which is comparable to our current recurring revenue trends, and provides tremendous visibility into the business growth outlook on a 12-month basis,” Hunn added. “Assuming a July 1, 2008 closing date and not adjusting for potential deferred revenue discounts, we believe Accuro will add approximately $37 million to $40 million in revenue to MedAssets this year. Accuro’s revenue is expected to have adjusted EBITDA margins approximately 200 basis points higher than the consolidated 2007 MedAssets adjusted EBITDA margins. In addition, given the potential revenue and operating structure synergies, and reduced risk of our operating strategy, we believe our consolidated adjusted EBITDA margins will increase by 75 to 100 basis points in 2009.

“On an adjusted earnings per share (EPS) basis, excluding transaction-related amortization and deferred revenue discounting, we believe this transaction will be break-even to slightly dilutive to our 2008 adjusted EPS. In 2009, we expect this transaction to be accretive to our adjusted EPS, including cost synergies and exclusive of any purchase accounting adjustments,” Hunn concluded.

The transaction does not require a shareholder vote, and is subject only to customary closing conditions and regulatory approval related to a Hart-Scott-Rodino filing, which will be submitted as soon as practicable. The transaction is expected to be completed within 60 to 90 days.

Lehman Brothers is acting as MedAssets’ lead financial advisor in this transaction. Morgan Stanley also acted as a financial advisor to MedAssets. Willkie Farr & Gallagher is acting as MedAssets’ legal counsel. Citi and William Blair & Co. are acting as financial advisors to Accuro, with Ropes & Gray acting as Accuro’s legal counsel.

MedAssets Expects to Exceed Consensus Analyst Expectations for 1Q-08
The Company also announced today that it expects to exceed published, consensus analyst expectations for total net revenue, adjusted EBITDA and adjusted diluted EPS for the first quarter ended March 31, 2008. Total net revenue for the 2008 first quarter is expected to be between $58.0 million and $59.0 million. In addition, management expects adjusted EBITDA to be slightly above consensus analyst expectations published by Reuters. Fully diluted EPS is expected to be between $0.05 and $0.06. Adjusted diluted EPS is expected to be between $0.10 and $0.11, which represents fully-diluted earnings excluding non-cash acquisition-related intangible amortization on a tax-adjusted basis of approximately $0.05 per share. The first quarter results were driven by slightly higher-than-expected revenue and operating performance in MedAssets’ Spend Management segment, and in-line revenue and operating performance in its Revenue Cycle Management segment.

As previously announced, MedAssets expects to release its full first quarter 2008 financial results after the market closes on Wednesday, May 14, 2008, and has scheduled a conference call for 5:00 p.m. ET the same day to discuss its financial and business highlights and management’s outlook for future performance.

Conference Call and Webcast Information
MedAssets will host a conference call tomorrow morning, April 30, 2008, at 8:00 a.m. ET to discuss its proposed acquisition of Accuro. The live audio webcast will be accessible from the “Events & Presentations” page at http://ir.medassets.com. To access the conference call, dial 866-811-1812 or 706-902-0609 (international), and provide the conference ID number 45811337. A webcast replay will be archived on MedAssets’ website for 30 days. A conference call replay will be available for one week by calling 800-642-1687 or 706-645-9291 (international), and entering ID number 45811337.

About MedAssets
MedAssets (NASDAQ: MDAS) partners with healthcare providers to improve their financial strength by implementing integrated spend management and revenue cycle solutions that help control cost, improve margins and cash flow, increase regulatory compliance, and optimize operational efficiency. MedAssets serves more than 125 health systems, 2,500 hospitals and 30,000 non-acute care healthcare providers. For more information, go to www.medassets.com.

About Accuro
Accuro Healthcare Solutions is a leading provider of proprietary internet-based revenue cycle management solutions that achieve improved profitability for a broad range of healthcare providers, including hospitals and ancillary healthcare providers, by enabling them to more effectively manage the complexities of the patient registration, contract management, chargemaster maintenance, and the billing, collection and reimbursement process.

Safe Harbor Statement
This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: 2008 projections, and the Company’s ability to successfully integrate and capitalize on synergies associated with its acquisitions. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company’s Risk Factor disclosures in its Form 10-K filed with the Securities and Exchange Commission on March 24, 2008. The Company disclaims any responsibility to update any forward-looking statements.

mdas/F

RECONCILIATION OF NET REVENUE TO PRO FORMA NET REVENUE	Year Ended
	December 31, 2007
	(Unaudited, in millions)
Total net revenue	$188.5	(a)
Adjustments

Accuro revenue	68.1	(b)
MD-X and XactiMed pro forma revenue through respective acquisition dates	21.0	(c )

Pro forma total net revenue	$277.6

RECONCILIATION OF NET INCOME TO PRO FORMA ADJUSTED EBITDA
Net income	$6.3	(a)
Adjustments

Accuro net income	0.8	(b)
MD-X and XactiMed pro forma net loss through respective acquisition dates	(2.7)	(c )

2007 Pro forma net income	4.4
Depreciation and amortization	37.3	(d)
Interest Expense, net	30.5	(d)
Income tax (benefit)	3.5	(d)

Pro forma EBITDA	75.7
Impairment of intangibles	1.2	(d)
Share-based compensation	7.2	(d)
Rental income from capitalized building lease	(0.4)	(d)
Avega & Xactimed purchase accounting adjustments	1.4	(d)
One-time bonus compensation paid by Accuro to its option holders	1.9	(d)

Pro forma adjusted EBITDA	$87.0	(e)

(a) As reported in the MedAssets, Inc. Form 10-K filed on March 24, 2008 with the SEC for the year ended December 31, 2007.

(b) Represents revenue and net income for Accuro as reported in the Accuro, LLC Form S-1/A for the year ended December 31, 2007 and filed with the SEC on March 6, 2008.

(c) Represents XactiMed and MD-X revenue and net loss from January 1, 2007 through respective acquisition dates of May 18, 2007 and July 2, 2007, as presented in MedAssets’ Form S-1/A and filed with the SEC on December 12, 2007.

(d) Adjustments represent the combined EBITDA adjustments of MedAssets, Accuro, MD-X and XactiMed as disclosed in Medassets’ 2007 Form 10-K as well as Form S-1/A filed December 12, 2007, and Accuro’s Form S-1/A filed March 6, 2008, with the SEC.

(e) Adjusted EBITDA is defined by the company as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization and other non-recurring, non-cash or non-operating items. Adjusted EBITDA is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period to period that provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. The Company believes Adjusted EBITDA assists its board of directors, management and investors in comparing its operating performance on a consistent basis because it removes the impact of the Company’s capital structure (primarily interest charges and amortization of debt issuance costs), asset base (primarily depreciation and amortization) and items outside the control of MedAssets’ management team (taxes), as well as other non-cash (impairment of intangibles, purchase accounting adjustments, share-based compensation expense and imputed rental income) and non-recurring (litigation expenses and failed acquisition charges) items, from the Company’s operations.